Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement (No. 333-35215) of Genta Incorporated on Form S-3 of our report dated April 15, 1999, with respect to the financial statements of Genta Jago Technologies B.V., appearing in the Annual Report on Form 10-K, as amended, of Genta Incorporated for the year ended December 31, 1998 (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Resgistration Statement.


/s/ DELOITTE & TOUCHE EXPERTA LTD.



Bernardin Marty                        Tobias Pfeiffer



Basle, Switzerland
January 4, 2000